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                                                      EXHIBIT 10.21


October 14, 1998


Mr. Arthur L. Fatum
54 Saint David's Drive
Englefield
Egham, Surrey
TW20  0BA
U.K.

Dear Art:

On behalf of PictureTel Corporation (the "Company"), I am very pleased to offer you an opportunity to immediately join our Company as the Vice President, Chief Financial Officer and Corporate Officer of the Company reporting directly to me.

The cash compensation in the offered position will contain two elements: an annual base salary and an annual bonus opportunity under PictureTel's Management Incentive Plan. The base salary for the position will be paid at the biweekly rate of $8,846.15 (the equivalent of $230,000.00 annually based on 26 biweekly pay periods in the year). The offered base salary will be the minimum paid while employed with the Company. As an Officer and Vice President of the Company, a full performance and compensation (salary, bonus, and equity) review is completed by the Compensation Committee of the Board during the quarter immediately following the close of each fiscal year and recommendations acted upon as appropriate.

The payment of a bonus under the Management Incentive Plan is predicated on the Company's achievement of the annual revenue and profitability objectives established at the start of the fiscal year and your performance in meeting your Individual Goals for the year. The bonus opportunity will be 0% - 40% of base salary for full performance in meeting the objectives for the year, but may range up to 80% of base salary for performance in excess of the plan. The bonus, if any, is determined and paid in the first quarter following the close of the fiscal year.

The Company will offer you a cash sign-on bonus in the amount of $50,000.00; paid as follows: $25,000.00 within thirty (30) days of your hire date; and $25,000.00 on the first anniversary of your hire date.

In addition, we will recommend to the Compensation Committee of the Board of Directors your participation in PictureTel's Equity Incentive Plan. The recommendation presented will be for you to be granted an option to purchase 125,000 shares of the Common Stock of the Company ("Option"). The Option will vest over a four (4) year period, with the first twenty-five (25) percent of the Option vesting one (1) year following the date the option grant is approved and six and one quarter (6.25) percent of the Option vesting each full three (3) month period thereafter. The purchase price of the Option will be determined by the Compensation Committee on the day your option grant is approved and will be no less than the closing price as quoted on the National Market System of NASDAQ on that date. Vesting shall be conditional on your continued full-time employment with the company. Certain other restrictions may apply to your option grant as are set forth in the Equity Incentive Plan. As a Vice President, additional option grants are subject to the annual total compensation review discussed above.

The Company shall provide you with a temporary special living allowance of up to $2,500.00 per month ("Living Allowance") commencing within thirty (30) days of your hire date and continuing through the first anniversary of your hire date. Upon the earlier to occur, the date you decide to relocate to the Andover, Massachusetts area or the first anniversary of your hire date, the Living Allowance shall reviewed and a decision made as to whether it should be extended, the length of such extension, if any, or whether another course of action should be pursued. If such course of action is to relocate, the Company will provide you with full relocation assistance from the United Kingdom to the Andover, Massachusetts area. Relocation assistance will include, but not be limited to, such things as the packing and shipment of your household goods, real estate commissions on your current property, the closing costs associated with the purchase of a new residence, and one month's base salary to cover miscellaneous expenses incurred during your relocation. As appropriate, taxable expenses will be grossed - up. In the event that you voluntarily terminate your employment within eighteen (18) months of relocation, the relocation expenses paid up to the termination date shall be subject to repayment to the Company pro-rata for your service with the company following the relocation.


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In the event that your employment with the Company is involuntarily terminated for any reason other than for Cause, you will be entitled to receive a continuation of your then current base salary for a period of twelve (12) months ("Severance Period"). For purposes of this letter, "Cause" shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which result in material harm to PictureTel. During the Severance Period, the Company will maintain your eligibility to participate in the Company's group medical and dental plans and will continue to contribute its share of the costs of such plans at the same level as active employees. If you wish to continue your medical and dental insurance coverage beyond the Severance Period, you may do so for up to a total of eighteen (18) months (inclusive of the Severance Period) pursuant to your rights under the Consolidated Budget Reconciliation Act ("COBRA"). If you elect to continue coverage beyond the Severance Period, you will be responsible for paying the full cost of the coverage.

Further, the Company will enter into a separate Change in Control Agreement ("CIC Agreement") which will provide you with certain benefits in the event of an involuntary termination due to a change in control. The CIC Agreement will include certain triggering events and provide, but not be limited to, severance equal to the sum of (a) your then current base salary, plus (b) the highest bonus paid in the three years preceding the triggering events, paid over a consecutive twenty-four (24) month period. The full acceleration of all unvested stock options in the event of a change in control is specifically covered in PictureTel's Equity Incentive Plan and will not be included in the CIC Agreement. The CIC Agreement will be executed concurrently with your acceptance of our employment offer and the commencement of work with the Company.

As an employee of the Company you will be entitled to participate in our medical insurance benefit programs. We offer two options: (1) a competitive medical and dental plan through Allmerica Health Insurance, or (2) membership in the Harvard Pilgrim Community Health Plan, a Health Maintenance Organization. You will be responsible for a portion of the premium cost, with payment arranged through payroll deductions. A Section 125 reimbursement plan to help with daycare and non-reimbursed medical expenses is available at your election, also through payroll deductions. In addition, the Company provides long-term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to two (2) times your annual salary). The premiums for the disability and life insurance are paid one hundred (100) percent by the Company. Finally, the Company offers a 401(k) Retirement Plan to all employees upon their becoming service eligible. You will be entitled to paid holidays and vacation in accordance with Company Policy. But, as a senior executive of the Company, your vacation time shall be consistent with business and personal needs, which along with any similar requirements, shall be with my approval.

This offer is contingent on your providing proof of eligibility for employment. On your first day of employment, please bring with you either: (a) a valid U.S. Passport, or (b) a birth certificate and a driver's license, or (c) an original Social Security card and a driver's license.

Please indicate your acceptance of this offer and your anticipated start date by completing and signing the enclosed copy of this letter, the PictureTel Application for Employment, and the Proprietary Information Agreement. Please return all signed documents to Larry Bornstein as soon as practical.

If you have any questions regarding this offer, please do not hesitate to call Larry or me. We look forward to your joining and being an important member of our team.

Sincerely,


Bruce R. Bond
Chairman, President and
Chief Executive Officer

ACCEPTED: _____________________________ Date: ________________
SS#: ___________ Anticipated Start Date: _____________________